For Release: February 25, 2021
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the fourth quarter 2020
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for fourth quarter 2020 earnings, dated February 25, 2021, and the Company's Annual Report on Form 10-K for the year ended December 31, 2020.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (the "2020 Annual Report"), and include such risks and uncertainties as:
•risks and uncertainties related to the severity, magnitude, and duration of the Coronavirus Disease 2019 (“COVID-19”) pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic, including interest rates, the value of equities, and other financial assets;
•risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the Company under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 27 percent of the Company's revenue in 2020, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's NextGen and ISS procurement processes (under which awards of new NextGen contracts have been made to other service providers), the possibility that awards or evaluations of proposals may be challenged by various interested parties and may not be finalized or implemented for an extended period of time or at all, risks that the Company may not be successful in obtaining any of such potential new contracts, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), and private education and consumer loans;
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the FFEL Program, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and changes in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and the expected decline over time in FFELP loan interest income due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration;
•risks related to the expected benefits to the Company and to ALLO Communications LLC (“ALLO”) from the recapitalization and additional funding for ALLO and the Company’s continuing investment in ALLO, and risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities;
•risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, such as the planned transactions associated with the sale by Wells Fargo of its private education loan portfolio, including activities that are intended to diversify the Company both within and outside of its historical core education-related businesses; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by law.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income:
Loan interest	$132,673	134,507	204,638	595,113	914,256
Investment interest	6,165	5,238	7,720	24,543	34,421
Total interest income	138,838	139,745	212,358	619,656	948,677
Interest expense:
Interest on bonds and notes payable and bank deposits	52,282	58,423	148,106	330,071	699,327
Net interest income	86,556	81,322	64,252	289,585	249,350
Less (negative provision) provision for loan losses	(10,116)	(5,821)	13,000	63,360	39,000
Net interest income after provision for loan losses	96,672	87,143	51,252	226,225	210,350
Other income/expense:
Loan servicing and systems revenue	113,990	113,794	113,086	451,561	455,255
Education technology, services, and payment processing revenue	65,097	74,121	63,578	282,196	277,331
Communications revenue	19,253	20,211	17,499	76,643	64,269
Other	(12,350)	1,502	10,973	57,561	47,918
Gain on sale of loans	—	14,817	15,549	33,023	17,261
Gain from deconsolidation of ALLO	258,588	—	—	258,588	—
Impairment expense and provision for beneficial interests	9,696	—	—	(24,723)	—
Derivative settlements, net	(3,988)	(2,391)	6,100	3,679	45,406
Derivative market value adjustments, net	(7,071)	3,440	(2,930)	(28,144)	(76,195)
Total other income/expense	443,215	225,494	223,855	1,110,384	831,245
Cost of services:
Cost to provide education technology, services, and payment processing services	18,782	25,243	19,002	82,206	81,603
Cost to provide communications services	5,573	5,914	5,327	22,812	20,423
Total cost of services	24,355	31,157	24,329	105,018	102,026
Operating expenses:
Salaries and benefits	136,612	126,096	124,561	501,832	463,503
Depreciation and amortization	31,350	30,308	28,651	118,699	105,049
Other expenses	45,391	34,744	46,710	160,574	194,272
Total operating expenses	213,353	191,148	199,922	781,105	762,824
Income before income taxes	302,179	90,332	50,856	450,486	176,745
Income tax expense	(70,573)	(19,156)	(9,022)	(100,860)	(35,451)
Net income	231,606	71,176	41,834	349,626	141,294
Net loss attributable to noncontrolling interests	3,385	327	546	2,817	509
Net income attributable to Nelnet, Inc.	$234,991	71,503	42,380	352,443	141,803
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$6.10	1.86	1.06	9.02	3.54
Weighted average common shares outstanding - basic and diluted	38,552,261	38,538,476	39,896,232	39,059,588	40,047,402

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2020	September 30, 2020	December 31, 2019
Assets:
Loans and accrued interest receivable, net	$20,185,656	20,076,542	21,402,868
Cash, cash equivalents, and investments	1,114,189	573,143	381,005
Restricted cash	837,146	805,225	1,088,695
Goodwill and intangible assets, net	217,162	215,613	238,444
Other assets	292,007	552,003	597,958
Total assets	$22,646,160	22,222,526	23,708,970
Liabilities:
Bonds and notes payable	$19,320,726	19,215,053	20,529,054
Bank deposits	54,633	—	—
Other liabilities	642,452	604,642	788,822
Total liabilities	20,017,811	19,819,695	21,317,876
Equity:
Total Nelnet, Inc. shareholders' equity	2,632,042	2,399,485	2,386,712
Noncontrolling interests	(3,693)	3,346	4,382
Total equity	2,628,349	2,402,831	2,391,094
Total liabilities and equity	$22,646,160	22,222,526	23,708,970

Overview
The Company is a diverse company with a purpose to serve others and a vision to make customers' dreams possible by delivering customer focused products and services. The largest operating businesses engage in loan servicing and education technology, services, and payment processing, and the Company also has a significant investment in communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate, early-stage and emerging growth companies, and renewable energy.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP net income attributable to Nelnet, Inc.	$234,991	71,503	42,380	352,443	141,803
Realized and unrealized derivative market value adjustments	7,071	(3,440)	2,930	28,144	76,195
Tax effect (a)	(1,697)	826	(703)	(6,755)	(18,287)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$240,365	68,889	44,607	373,832	199,711

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$6.10	1.86	1.06	9.02	3.54
Realized and unrealized derivative market value adjustments	0.18	(0.09)	0.07	0.72	1.90
Tax effect (a)	(0.05)	0.02	(0.01)	(0.17)	(0.45)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$6.23	1.79	1.12	9.57	4.99

(a)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.
(b)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of December 31, 2020, AGM had a $19.6 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 9.8 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Services ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Services ("NBS")
Further, the Company earned communications revenue through ALLO, formerly a majority owned subsidiary of the Company prior to a recapitalization of ALLO resulting in the deconsolidation of ALLO from the Company’s financial statements on December 21, 2020. The recapitalization of ALLO is not considered a strategic shift in the Company’s involvement with ALLO, and ALLO’s results of operations, prior to the deconsolidation, are presented by the Company as a reportable operating segment.
On November 2, 2020, the Company obtained final approval from the Federal Deposit Insurance Corporation ("FDIC") for federal deposit insurance and for a bank charter from the Utah Department of Financial Institutions ("UDFI") in connection with the establishment of Nelnet Bank, and Nelnet Bank launched operations. Nelnet Bank operates as an internet Utah-chartered industrial bank franchise focused on the private education loan marketplace, with a home office in Salt Lake City, Utah. Nelnet Bank’s operations are presented by the Company as a reportable operating segment.
Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured and other corporate related debt transactions. In addition, the Corporate segment includes direct incremental costs associated with Nelnet Bank prior to the UDFI’s approval for its bank charter and certain shared service and support costs incurred by the Company that will not be reflected in Nelnet Bank’s operating results through 2023 (the bank’s de novo period). Such Nelnet Bank-related costs included in the Corporate segment totaled $5.9 million (pre-tax) and $1.7 million (pre-tax) in 2020 and 2019, respectively.

The information below provides the operating results for each reportable operating segment (excluding Nelnet Bank) for the years ended December 31, 2020 and 2019 (dollars in millions).

LSS (a)	ETS&PP	ALLO (c)	AGM (b)
(a)    Revenue includes intersegment revenue.
(b)    Total revenue includes "net interest income" and "total other income/expense" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives. Net income excludes changes in fair values of derivatives, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.
(c)    On December 21, 2020, the Company deconsolidated ALLO from the Company's consolidated financial statements. Accordingly, the 2020 operating results for the Communications operating segment in the table above are for the period January 1, 2020 through December 21, 2020.
Certain events and transactions from 2020, which have impacted, will impact, or could impact the operating results of the Company, are discussed below.
Recapitalization and Additional Funding for ALLO
On October 1, 2020, the Company entered into various agreements with SDC Allo Holdings, LLC (“SDC”), a third party global digital infrastructure investor, and ALLO, then a majority owned communications subsidiary of the Company, to recapitalize and provide additional funding for ALLO. On October 15, 2020, ALLO received proceeds of $197.0 million from SDC for the issuance of membership units of ALLO, and redeemed $160.0 million of non-voting preferred membership units of ALLO held by the Company. As a result of the receipt of required regulatory approvals on December 21, 2020, SDC, the Company, and members of ALLO’s management own approximately 48 percent, 45 percent, and 7 percent, respectively, of the outstanding voting membership interests of ALLO, and the Company deconsolidated ALLO from the Company’s consolidated financial statements.
Upon the deconsolidation of ALLO, the Company recorded its 45 percent voting membership interests in ALLO at fair value, and accounts for such investment under the Hypothetical Liquidation at Book Value (“HLBV”) method of accounting. In addition, the Company recorded its remaining non-voting preferred membership units in ALLO at fair value, and accounts for such investment as a separate equity investment. As a result of the deconsolidation of ALLO, the Company recognized a gain of $258.6 million in the fourth quarter of 2020.
On January 19, 2021, ALLO closed on certain private debt financing facilities from unrelated third-party lenders providing for aggregate financing of up to $230.0 million. With proceeds from this transaction, ALLO redeemed a portion of its non-voting preferred membership units held by the Company in exchange for an aggregate redemption price payment to the Company of $100.0 million.
The agreements among the Company, SDC, and ALLO provide that they will use commercially reasonable efforts (which expressly excludes requiring ALLO to raise any additional equity financing or sell any assets) to cause ALLO to redeem, on or before April 2024, the remaining non-voting preferred membership units of ALLO held by the Company, plus the amount of accrued and unpaid preferred return on such units. As of January 19, 2021, the outstanding preferred membership units of ALLO held by the Company was $129.7 million. The preferred membership units earn a preferred annual return of 6.25 percent.
As discussed above, subsequent to the recapitalization and deconsolidation of ALLO, the Company will account for its investment in ALLO under the HLBV method of accounting. The HLBV method of accounting is used by the Company for equity method investments when the liquidation rights and priorities as defined by an equity investment agreement differ from what is reflected by the underlying percentage ownership or voting interests. The Company applies the HLBV method using a balance sheet approach. A calculation is prepared at each balance sheet date to determine the amount that the Company would receive if an equity investment entity were to liquidate its net assets and distribute that cash to the investors based on the contractually defined liquidation priorities. The difference between the calculated liquidation distribution amounts at the beginning and the end of the reporting period, after adjusting for capital contributions and distributions, is the Company’s share of the earnings or losses from the equity investment for the period. Because the Company will be able to utilize certain tax losses related to ALLO’s operations, the equity investment agreements for the Company have liquidation rights and priorities that are sufficiently different from the voting membership interests percentages such that the HLBV method of accounting was deemed appropriate. Accordingly, the recognition of earnings or losses during any reporting period related to the Company’s equity investment in ALLO may or may not reflect its voting membership interests percentage and could vary substantially from those calculated based on the Company’s voting membership interests in ALLO.
Assuming ALLO continues its planned growth in existing and new communities, it will continue to invest substantial amounts in property and equipment to build the network and connect customers. The resulting recognition of depreciation and development costs could result in net operating losses by ALLO under generally accepted accounting principles. Applying the HLBV method of accounting, the Company will recognize a significant portion of ALLO’s anticipated losses over the next several years.
Impacts of COVID-19 Pandemic
Beginning in March 2020, the coronavirus 2019 or COVID-19 (“COVID-19”) pandemic resulted in many businesses and schools closing or reducing hours throughout the U.S. to combat the spread of COVID-19, and states and local jurisdictions implementing various containment efforts, including lockdowns on non-essential business and other business restrictions, stay-at-home orders, and shelter-in-place orders. The COVID-19 pandemic has caused significant disruption to the U.S. and world economies, including significantly higher unemployment and underemployment, significantly lower interest rates, and extreme volatility in the U.S. and world markets. As a result of the COVID-19 outbreak and federal, state, and local government responses to COVID-19, the Company has experienced and may in the future experience various disruptions and impacts to the Company's businesses and results of operations. The following provides a summary of how COVID-19 has impacted and may impact the Company's business and operating results.
Corporate
The Company has implemented adjustments to its operations designed to keep employees safe and comply with federal, state, and local guidelines, including those regarding social distancing. As of March 25, 2020, the majority of our associates were working and continue to work from home. Substantially all Company associates working from home are able to connect to their work environment virtually and continue to serve our customers.
The Company has investments in real estate, early-stage and emerging growth companies (venture capital investments), and renewable energy (solar). The Company identified several venture capital investments that were negatively impacted by the distressed economic conditions resulting from the COVID-19 pandemic and recognized impairment charges on such investments of $7.8 million (pre-tax) during the first quarter of 2020.
Loan Servicing and Systems
The CARES Act, which was signed into law on March 27, 2020, among other things, provides broad relief for federal student loan borrowers. Under the CARES Act, federal student loan payments and interest accruals were suspended for all borrowers that have loans owned by the Department. The benefits of the law were applied retroactively to March 13, 2020, when the President declared a state of emergency related to COVID-19, and these federal student loan borrower relief provisions have been extended through September 30, 2021. Beginning March 13, 2020, the Company received less servicing revenue per borrower from the Department based on the borrower forbearance status through September 30, 2020 than what was earned on such accounts prior to these provisions, and the Department further reduced the monthly rate paid to its servicers for those in a forbearance status for the period from October 1, 2020 through September 30, 2021 from $2.19 per borrower to $2.05 per borrower. As a result of the extension of these CARES Act provisions through September 30, 2021, the Company currently anticipates Department servicing revenue will be lower in 2021 from recent historical periods due to the lower rates. The Company currently anticipates revenue per borrower will return to pre-COVID levels when borrowers begin to re-enter repayment in the fourth quarter of 2021. While federal student loan payments are suspended, the Company's operating expenses have been and will continue to be lower due to a significant reduction of borrower statement printing and postage costs. In addition, revenue from the Department for originating consolidation loans was adversely impacted as a result of borrowers receiving relief on their existing loans, thus not initiating a consolidation. The Company currently anticipates this revenue will continue to be negatively impacted while student loan payments and interest accruals are suspended.
During 2020, FFELP, private education, and consumer loan servicing revenue was adversely impacted by the COVID-19 pandemic due to reduced or eliminated delinquency outreach to borrowers, holds on claim filings, and reduced or eliminated late fees processing. In addition, origination fee revenue was negatively impacted as borrowers are less likely to refinance their loans when they are receiving certain relief measures from their current lender. The Company currently anticipates this trend will continue in future periods that are impacted by the COVID-19 pandemic, with the magnitude based on the extent to which existing or additional borrower relief policies and activities are implemented or extended by servicing customers.
If the student loan borrower relief provisions of the CARES Act were potentially extended past September 30, 2021 and/or new legislative or regulatory student loan borrower relief measures similar to such provisions of the CARES Act were to become effective, the levels and timing of future servicing revenues could continue to be impacted in a similar manner through the extended period of time that such provisions or measures are in effect.
Due to decreased servicing and transaction activity as a result of suspended payments under the CARES Act as discussed above, the Company has been able to transition associates to help state agencies process unemployment claims and conduct certain health contact tracing support activities. Revenue earned on these temporary contracts for the year ended December 31, 2020 was $21.9 million. These contracts were awarded to the Company as a result of the Company's technology, security, compliance, and other capabilities needed to conduct such activities.
Education Technology, Services, and Payment Processing
This segment has been and will continue to be impacted by COVID-19 through lower interest rate levels, which reduce earnings for this business compared to recent historical results as the tuition funds held in custody for schools produce less interest earnings. If interest rates remain at current levels, the Company anticipates this segment will earn minimal interest income in future periods. In addition, as a result of COVID-19, demand for certain of the Company's products and services has been negatively impacted. The Company currently anticipates this trend will continue through the 2020-2021 academic year and could extend longer as a result of trends and shifts in the industry that could be long term as a result of the COVID-19 pandemic.
Communications
As a result of COVID-19, ALLO experienced increased demand from new and existing residential customers to support connectivity needs primarily for work and learn from home applications. Along with offering 60 days free for eligible customers, ALLO partnered with school districts to provide more connectivity to students, often at discounted rates.
In view of the importance of ALLO's technicians being able to connect new customers while maintaining social distance and protecting community and associate health and safety, ALLO adjusted operational procedures by implementing associate health checks, following CDC and local health official safety protocols, facilitating customer screening, and adjusting the installation process to limit the time in the home or business as much as possible.
Asset Generation and Management
AGM's results were adversely impacted during the first quarter of 2020 as a result of COVID-19 due to:
•An incremental increase in the provision for loan losses of $63.0 million (pre-tax) resulting from an increase in expected life of loan defaults due to the COVID-19 pandemic.
•A $26.3 million (pre-tax) provision charge recognized on the Company's beneficial interest in consumer loan securitizations. The Company's estimate of future cash flows from the beneficial interest in consumer loan securitizations was lower than originally anticipated due to the expectation of increased consumer loan defaults within such securitizations due to the distressed economic conditions resulting from the COVID-19 pandemic.
As economic factors improved in the third and fourth quarters of 2020, a portion of the charges noted above were reversed.
The CARES Act, among other things, provides broad relief, effective March 13, 2020, for borrowers that have student loans owned by the Department. This relief package excluded FFELP, private education, and consumer loans. Although the Company’s loans are excluded from the provisions of the CARES Act, the Company is providing relief for its borrowers.

For the Company's federally insured and private education loans, effective March 13, 2020 through June 30, 2020, the Company proactively applied a 90 day natural disaster forbearance to any loan that was 31-269 days past due (for federally insured loans) and 80 days past due (for private education loans), and to any current loan upon request. Beginning July 1, 2020, the Company discontinued proactively applying 90 day natural disaster forbearances on past due loans. However, the Company will continue to apply a natural disaster forbearance in 90 day increments to any federally insured and private education loan upon request through September 30, 2021. As of December 31, 2020, federally insured and private education loans in forbearance were $2.0 billion (or 10.3% of the portfolio) and $2.4 million (or 0.7% of the portfolio), respectively. The amount of federally insured and private education loans in forbearance hit their peak in May 2020 at $6.0 billion and $38.6 million, respectively. The Company anticipates that loans in forbearance will continue to decline in 2021, absent any intervening policy change, when borrowers are currently scheduled to exit forbearance. Despite the COVID-19 pandemic, a large portion of borrowers continue to make payments according to their payment plans.
In addition, for both federally insured and private education loans, effective March 13, 2020, borrower late fees have been waived.
For the majority of the Company's consumer loans, borrowers are generally being offered, upon request and/or documented evidence of financial distress, up to a two-month deferral of payments, with an option of additional deferrals if the COVID-19 pandemic continues. In addition, effective March 13, 2020, the majority of fees (non-sufficient funds, late charges, check fees) and credit bureau reporting have been suspended. The specific relief terms on the Company's consumer loan portfolio vary depending on the loan program and servicer of such loans.
The Company will continue to review whether additional and/or extended borrower relief policies and activities are needed.
The Company is not contractually committed to acquire FFELP, private education, or consumer loans, so the Company has been and will continue to be selective as to which, if any, loans it purchases during the current period of economic uncertainty.
Other Risks and Uncertainties
The COVID-19 pandemic is unprecedented and continues to evolve. The extent to which COVID-19 may impact the Company's businesses depends on future developments, which are highly uncertain, subject to various risks, and cannot be predicted with confidence, such as the ultimate spread, severity, and duration of the pandemic, travel restrictions, stay-at-home or other similar orders and social distancing in the United States and other countries, business and/or school closures and disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the virus.
Investment in Agile Sports Technologies, Inc. (doing business as "Hudl")
On May 20, 2020, the Company made an additional equity investment of approximately $26.0 million in Hudl, as one of the participants in an equity raise completed by Hudl. As a result of Hudl’s equity raise, the Company recognized a $51.0 million (pre-tax) gain during the second quarter of 2020 to adjust its carrying value to reflect the May 20, 2020 transaction value.
Department of Education Servicing Contracts and Procurements for New Contracts
Nelnet Servicing, a subsidiary of the Company, earns loan servicing revenue from a servicing contract with the Department. Revenue earned by Nelnet Servicing related to this contract was $146.8 million and $158.0 million for the years ended December 31, 2020 and 2019, respectively. In addition, Great Lakes, which was acquired by the Company on February 7, 2018, also earns loan servicing revenue from a similar servicing contract with the Department. Revenue earned by Great Lakes related to this contract was $179.9 million and $185.7 million for the years ended December 31, 2020 and 2019, respectively.
Nelnet Servicing and Great Lakes' servicing contracts with the Department are currently scheduled to expire on June 14, 2021, but provide the potential for an additional six-month extension at the Department’s discretion through December 14, 2021. The Consolidated Appropriations Act, 2021, signed into law on December 27, 2020, provides that the Department may extend the period of performance for the servicing contracts scheduled to expire on December 14, 2021 for up to two additional years to December 14, 2023.
The Department is conducting a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for a new framework for the servicing of all student loans owned by the Department. On January 15, 2019, the Department issued solicitations for certain NextGen components, including the NextGen Enhanced Processing Solution (“EPS”), which is for a technology servicing system and certain processing functions the Department planned to use under NextGen to service the Department's student loan customers, and the NextGen Business Processing Operations (“BPO”), which is for the back office and call center operational functions for servicing the Department's student loan customers.

On June 24, 2020, the Department awarded and signed contracts with five other companies in connection with the BPO solicitation. On July 10, 2020, the Department cancelled the solicitation for the EPS component. In the Department's description of its cancellation of the EPS solicitation component, the Department indicated that it continues to be committed to the goals and vision of NextGen, and that it would be introducing a new solicitation to continue the NextGen strategy in the future. On October 28, 2020, the Department issued a new federal loan servicing solicitation for an Interim Servicing Solution ("ISS"). ISS was a follow-on to the existing contracts, which would award a full system and servicing solution to two providers. Under ISS, the selected providers would have provided the technology platform to host the Department's student loan portfolio; customer service (including contact centers) and back-office processing; digital engagement layer including borrower-facing website and mobile-applications; intake, imaging, and fulfillment; and portfolio-level operations. As the companies awarded BPO contracts are onboarded, contact center and back-office operations would have shifted from the ISS contract to the BPO providers. The Consolidated Appropriations Act, 2021 contains provisions directing certain aspects of the NextGen process, including that any new federal student loan servicing environment shall provide for the participation of multiple student loan servicers and the allocation of borrower accounts to eligible student loan servicers based on performance, and directed the suspension of awarding any ISS contract for at least 90 days. On January 9, 2021, the Department suspended the ISS solicitation. In the Department’s description of the suspension, it indicated that in consideration of the Consolidated Appropriations Act, 2021, the Government is reassessing its needs and will amend or cancel the subject solicitation in the future.
Adoption of New Accounting Standard for Credit Losses
On January 1, 2020, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses (“ASC 326”), which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for financial assets measured at amortized cost at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses.
The new guidance primarily impacted the allowance for loan losses related to the Company’s loan portfolio. Upon adoption, the Company recorded an increase to the allowance for loan losses of $91.0 million, which included a reclassification of the non-accretable discount balance and premiums related to loans purchased with evidence of credit deterioration, and decreased retained earnings, net of tax, by $18.9 million. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326 (recognizing estimated credit losses expected to occur over the asset's remaining life) while prior period amounts continue to be reported in accordance with previously applicable GAAP (recognizing estimated credit losses using an incurred loss model); therefore, the comparative information for 2019 is not comparable to the information presented for 2020.
Solar Investments
During the last three years, the Company has invested $148.6 million in tax equity investments in renewable energy solar partnerships to support the development and operations of solar projects throughout the country. The projects are currently forecasted to generate more than 214 megawatts of power each year. These investments provide a federal income tax credit under the Internal Revenue Code, currently at 26 percent (for projects commencing construction in 2020-2022) and 30 percent (for projects commencing construction prior to 2020) of the eligible project cost, with the tax credit available when the project is placed-in-service. The Company is then allowed to reduce its tax estimates paid to the U.S. Treasury based on the credits earned. In addition to the credits, the Company structures the investments to receive quarterly distributions of cash from the operating earnings of the solar project for a period of at least five years (so the tax credits are not recaptured). After that period, the contractual agreements typically provide for the Company’s interest in the projects to be purchased in an exit at the fair market value of the discounted forecasted future cash flows allocable to the Company. Given the expected timing of cash flows, experience the Company has in underwriting these assets, and beneficial impact to the climate, the Company believes these investments are a great fit within its capital deployment initiatives.
These investments are structured such that a significant proportion of the cash distributions and tax items (including the income tax credit) are allocated back to the Company within the first eighteen months of the investment capital contribution, in order to achieve a target after tax return. The cash distributions to the Company are then structured to flatten until exit, typically between years five and six. Given the unique arrangement in which investors share in the profits and losses of the solar investment with cash and tax benefit allocations among the partners changing over the life of the project, the accounting guidance calls for the use of the Hypothetical Liquidation at Book Value (“HLBV”) method, which can result in non-linear GAAP income/loss allocation results. Under this method, a balance sheet approach is utilized to determine what each investor would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements, assuming the net assets of the funding structures were liquidated at their recorded amounts determined in accordance with GAAP. As the investor receives a majority of this return through the income tax credit and higher cash distributions at the beginning of the investment, as of the first period of the hypothetical liquidation, the investor’s remaining net claim on assets is relatively low compared to the initial cash contributed. This difference between the initial cash contributions and the first period’s ending net claim on assets through the hypothetical liquidation causes significant GAAP losses on the investment to be recognized through the income statement within the initial periods of the investment. After the carrying value of the investment on the balance sheet is written down to the hypothetical liquidation amount, subsequent year’s earnings are expected to align with and reflect the operating profits or losses of the investment. The Company realizes that application of the HLBV method to its solar investments has a variable impact on its periodic earnings that in the early years is not reflective of the expected long-term economics of the investments. Given the significant amount of investments made in the last couple of years and the associated ramp-up period, the negative impact to earnings in 2020 was significant as the Company recognized a $37.4 million pre-tax loss from these investments under the HLBV method. However, as these investments mature and perform as forecasted, the Company expects to recoup that loss and realize additional income between now and the sale of each of its interests, likely 60 to 72 months from the date the project is placed in service. Thus, the Company expects the economic gain from these investments to be realized in its future earnings, but, due to the hypothetical liquidation valuations as of the balance sheet dates during the intended investment horizon, the HLBV method results in some volatility in the Company’s consolidated periodic earnings results.
Private Loan Servicing and Acquisition
In December of 2020, Wells Fargo announced the sale of its approximately $10 billion portfolio of private education student loans representing approximately 475,000 borrowers. In conjunction with the sale, the Company was selected as servicer of the portfolio and will begin servicing the portfolio following a series of loan transfers during the first half of 2021. In addition, the Company has entered into agreements to participate in a joint venture to acquire the portfolio. The Company expects to own approximately 8 percent of the interest in the loans and, dependent upon financing, currently expects to invest approximately $100 million as part of the acquisition. In addition, the Company will serve as the sponsor and administrator for loan securitizations on behalf of the purchaser group as the loans are securitized, and provide the required level of risk retention as the loans are permanently financed. This transaction is expected to close during the first half of 2021, with the securitizations occurring subsequent to closing.
Liquidity and Capital Resources
•As of December 31, 2020, the Company had cash and cash equivalents of $121.2 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $348.6 million as of December 31, 2020. As of December 31, 2020, the Company has participated $118.6 million of these securities, and such participation is reflected as debt on the Company's consolidated balance sheet.
•The Company has historically generated positive cash flow from operations. For the year ended December 31, 2020, the Company’s net cash provided by operating activities was $212.8 million.
•The Company has a $455.0 million unsecured line of credit with a maturity date of December 16, 2024. As of December 31, 2020, the unsecured line of credit had $120.0 million outstanding. Subsequent to December 31, 2020, the Company paid down the full balance outstanding on the line of credit, and as of February 25, 2021, $455.0 million was available for future use. The line of credit provides that the Company may increase the aggregate financing commitments, through the existing lenders and/or through new lenders, up to a total of $550.0 million, subject to certain conditions.
•On November 2, 2020, Nelnet Bank launched operations. Nelnet Bank was funded by the Company with an initial capital contribution of $100.0 million, consisting of $55.9 million of cash and $44.1 million of student loan asset-backed securities. In addition, the Company made a pledged deposit of $40.0 million with Nelnet Bank, as required under an agreement with the FDIC.
•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of December 31, 2020, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $2.30 billion, of which approximately $1.51 billion will be generated over the next five years.
•The Company has a stock repurchase program to purchase up to a total of five million shares of the Company’s Class A common stock during the three-year period ending May 7, 2022. During 2020, the Company repurchased a total of 1,594,394 shares of stock for $73.4 million ($46.01 per share). As of December 31, 2020, 3,246,732 shares remained authorized for repurchase under the Company's stock repurchase program.
•During 2020, the Company paid cash dividends totaling $31.8 million ($0.82 per share).
The Company intends to use its strong liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.

Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended December 31, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications (a)	Asset Generation and Management	Nelnet Bank	Corporate and Other Activities	Eliminations	Total
Total interest income	$33	259	2	137,005	414	1,378	(253)	138,838
Interest expense	24	—	—	52,664	41	(195)	(253)	52,282
Net interest income (expense)	9	259	2	84,341	373	1,573	—	86,556
Less provision for loan losses	—	—	—	(10,447)	330	—	—	(10,116)
Net interest income after provision for loan losses	9	259	2	94,788	43	1,573	—	96,672
Other income/expense:
Loan servicing and systems revenue	113,990	—	—	—	—	—	—	113,990
Intersegment revenue	8,642	3	—	—	—	—	(8,645)	—
Education technology, services, and payment processing revenue	—	65,097	—	—	—	—	—	65,097
Communications revenue	—	—	19,253	—	—	—	—	19,253
Other	2,524	—	304	2,239	48	(17,465)	—	(12,350)
Gain on sale of loans	—	—	—	—	—	—	—	—
Gain from deconsolidation of ALLO	—	—	—	—	—	258,588	—	258,588
Impairment expense and provision for beneficial interests	—	—	—	9,696	—	—	—	9,696
Derivative settlements, net	—	—	—	(3,988)	—	—	—	(3,988)
Derivative market value adjustments, net	—	—	—	(7,071)	—	—	—	(7,071)
Total other income/expense	125,156	65,100	19,557	876	48	241,123	(8,645)	443,215
Cost of services:
Cost to provide education technology, services, and payment processing services	—	18,782	—	—	—	—	—	18,782
Cost to provide communications services	—	—	5,573	—	—	—	—	5,573
Total cost of services	—	18,782	5,573	—	—	—	—	24,355
Operating expenses:
Salaries and benefits	73,720	25,169	14,464	446	36	22,776	—	136,612
Depreciation and amortization	9,669	2,344	10,106	—	—	9,232	—	31,350
Other expenses	14,143	3,022	3,645	3,554	135	20,892	—	45,391
Intersegment expenses, net	15,817	3,927	82	9,332	—	(20,513)	(8,645)	—
Total operating expenses	113,349	34,462	28,297	13,332	171	32,387	(8,645)	213,353
Income (loss) before income taxes	11,816	12,115	(14,311)	82,332	(80)	210,309	—	302,179
Income tax (expense) benefit	(2,836)	(2,908)	3,434	(19,760)	20	(48,524)	—	(70,573)
Net income (loss)	8,980	9,207	(10,877)	62,572	(60)	161,785	—	231,606
Net loss (income) attributable to noncontrolling interests	—	—	—	—	—	3,385	—	3,385
Net income (loss) attributable to Nelnet, Inc.	$8,980	9,207	(10,877)	62,572	(60)	165,170	—	234,991

(a) On December 21, 2020, the Company deconsolidated ALLO from the Company’s consolidated financial statements. Accordingly, the operating results for the Communications operating segment in the table above are for the period from October 1 2020 through December 21, 2020.

	Three months ended September 30, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Nelnet Bank	Corporate and Other Activities	Eliminations	Total
Total interest income	$34	367	—	137,959	—	1,646	(261)	139,745
Interest expense	24	16	—	57,755	—	888	(261)	58,423
Net interest income (expense)	10	351	—	80,204	—	758	—	81,322
Less provision for loan losses	—	—	—	(5,821)	—	—	—	(5,821)
Net interest income after provision for loan losses	10	351	—	86,025	—	758	—	87,143
Other income/expense:
Loan servicing and systems revenue	113,794	—	—	—	—	—	—	113,794
Intersegment revenue	8,287	3	—	—	—	—	(8,290)	—
Education technology, services, and payment processing revenue	—	74,121	—	—	—	—	—	74,121
Communications revenue	—	—	20,211	—	—	—	—	20,211
Other	2,353	373	511	1,004	—	(2,737)	—	1,502
Gain on sale of loans	—	—	—	14,817	—	—	—	14,817
Gain from deconsolidation of ALLO	—	—	—	—	—	—	—	—
Impairment expense and provision for beneficial interests	—	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	(2,391)	—	—	—	(2,391)
Derivative market value adjustments, net	—	—	—	3,440	—	—	—	3,440
Total other income/expense	124,434	74,497	20,722	16,870	—	(2,737)	(8,290)	225,494
Cost of services:
Cost to provide education technology, services, and payment processing services	—	25,243	—	—	—	—	—	25,243
Cost to provide communications services	—	—	5,914	—	—	—	—	5,914
Total cost of services	—	25,243	5,914	—	—	—	—	31,157
Operating expenses:
Salaries and benefits	72,912	25,460	5,485	438	—	21,801	—	126,096
Depreciation and amortization	9,951	2,366	11,152	—	—	6,839	—	30,308
Other expenses	12,407	3,126	2,219	3,672	—	13,320	—	34,744
Intersegment expenses, net	15,834	3,610	491	8,868	—	(20,513)	(8,290)	—
Total operating expenses	111,104	34,562	19,347	12,978	—	21,447	(8,290)	191,148
Income (loss) before income taxes	13,340	15,043	(4,539)	89,917	—	(23,426)	—	90,332
Income tax (expense) benefit	(3,201)	(3,610)	1,089	(21,580)	—	8,146	—	(19,156)
Net income (loss)	10,139	11,433	(3,450)	68,337	—	(15,280)	—	71,176
Net loss (income) attributable to noncontrolling interests	—	—	—	—	—	327	—	327
Net income (loss) attributable to Nelnet, Inc.	$10,139	11,433	(3,450)	68,337	—	(14,953)	—	71,503

	Three months ended December 31, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Nelnet Bank	Corporate and Other Activities	Eliminations	Total
Total interest income	$452	2,069	—	208,576	—	2,062	(801)	212,358
Interest expense	46	14	—	149,056	—	(208)	(801)	148,106
Net interest income (expense)	406	2,055	—	59,520	—	2,270	—	64,252
Less provision for loan losses	—	—	—	13,000	—	—	—	13,000
Net interest income after provision for loan losses	406	2,055	—	46,520	—	2,270	—	51,252
Other income/expense:
Loan servicing and systems revenue	113,086	—	—	—	—	—	—	113,086
Intersegment revenue	11,325	—	—	—	—	—	(11,325)	—
Education technology, services, and payment processing revenue	—	63,578	—	—	—	—	—	63,578
Communications revenue	—	—	17,499	—	—	—	—	17,499
Other	3,094	259	490	3,004	—	4,127	—	10,973
Gain on sale of loans	—	—	—	15,549	—	—	—	15,549
Gain from deconsolidation of ALLO	—	—	—	—	—	—	—	—
Impairment expense and provision for beneficial interests	—	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	6,100	—	—	—	6,100
Derivative market value adjustments, net	—	—	—	(2,930)	—	—	—	(2,930)
Total other income/expense	127,505	63,837	17,989	21,723	—	4,127	(11,325)	223,855
Cost of services:
Cost to provide education technology, services, and payment processing services	—	19,002	—	—	—	—	—	19,002
Cost to provide communications services	—	—	5,327	—	—	—	—	5,327
Total cost of services	—	19,002	5,327	—	—	—	—	24,329
Operating expenses:
Salaries and benefits	74,212	25,010	5,312	392	—	19,635	—	124,561
Depreciation and amortization	8,519	2,988	11,148	—	—	5,995	—	28,651
Other expenses	18,332	5,587	3,981	5,346	—	13,464	—	46,710
Intersegment expenses, net	14,008	3,763	881	11,732	—	(19,059)	(11,325)	—
Total operating expenses	115,071	37,348	21,322	17,470	—	20,035	(11,325)	199,922
Income (loss) before income taxes	12,840	9,542	(8,660)	50,773	—	(13,638)	—	50,856
Income tax (expense) benefit	(3,082)	(2,290)	2,079	(12,186)	—	6,457	—	(9,022)
Net income (loss)	9,758	7,252	(6,581)	38,587	—	(7,181)	—	41,834
Net loss (income) attributable to noncontrolling interests	—	—	—	—	—	546	—	546
Net income (loss) attributable to Nelnet, Inc.	$9,758	7,252	(6,581)	38,587	—	(6,635)	—	42,380

	Year ended December 31, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications (a)	Asset Generation and Management	Nelnet Bank	Corporate and Other Activities	Eliminations	Total
Total interest income	$436	3,036	2	611,474	414	5,775	(1,480)	619,656
Interest expense	121	54	—	328,157	41	3,178	(1,480)	330,071
Net interest income (expense)	315	2,982	2	283,317	373	2,597	—	289,585
Less provision for loan losses	—	—	—	63,029	330	—	—	63,360
Net interest income after provision for loan losses	315	2,982	2	220,288	43	2,597	—	226,225
Other income/expense:
Loan servicing and systems revenue	451,561	—	—	—	—	—	—	451,561
Intersegment revenue	36,520	20	—	—	—	—	(36,540)	—
Education technology, services, and payment processing revenue	—	282,196	—	—	—	—	—	282,196
Communications revenue	—	—	76,643	—	—	—	—	76,643
Other	9,421	373	1,561	7,189	48	38,969	—	57,561
Gain on sale of loans	—	—	—	33,023	—	—	—	33,023
Gain from deconsolidation of ALLO	—	—	—	—	—	258,588	—	258,588
Impairment expense and provision for beneficial interests	—	—	—	(16,607)	—	(8,116)	—	(24,723)
Derivative settlements, net	—	—	—	3,679	—	—	—	3,679
Derivative market value adjustments, net	—	—	—	(28,144)	—	—	—	(28,144)
Total other income/expense	497,502	282,589	78,204	(860)	48	289,441	(36,540)	1,110,384
Cost of services:
Cost to provide education technology, services, and payment processing services	—	82,206	—	—	—	—	—	82,206
Cost to provide communications services	—	—	22,812	—	—	—	—	22,812
Total cost of services	—	82,206	22,812	—	—	—	—	105,018
Operating expenses:
Salaries and benefits	285,526	98,847	30,935	1,747	36	84,741	—	501,832
Depreciation and amortization	37,610	9,459	42,588	—	—	29,043	—	118,699
Other expenses	57,420	14,566	13,327	15,806	135	59,320	—	160,574
Intersegment expenses, net	63,886	14,293	1,732	39,172	—	(82,543)	(36,540)	—
Total operating expenses	444,442	137,165	88,582	56,725	171	90,561	(36,540)	781,105
Income (loss) before income taxes	53,375	66,200	(33,188)	162,703	(80)	201,477	—	450,486
Income tax (expense) benefit	(12,810)	(15,888)	7,965	(39,049)	20	(41,098)	—	(100,860)
Net income (loss)	40,565	50,312	(25,223)	123,654	(60)	160,379	—	349,626
Net loss (income) attributable to noncontrolling interests	—	—	—	—	—	2,817	—	2,817
Net income (loss) attributable to Nelnet, Inc.	$40,565	50,312	(25,223)	123,654	(60)	163,196	—	352,443

(a) On December 21, 2020, the Company deconsolidated ALLO from the Company’s consolidated financial statements. Accordingly, the operating results for the Communications operating segment in the table above are for the period from January 1 2020 through December 21, 2020.

	Year ended December 31, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Nelnet Bank	Corporate and Other Activities	Eliminations	Total
Total interest income	$2,031	9,244	3	931,963	—	9,232	(3,796)	948,677
Interest expense	115	46	—	693,375	—	9,587	(3,796)	699,327
Net interest income (expense)	1,916	9,198	3	238,588	—	(355)	—	249,350
Less provision for loan losses	—	—	—	39,000	—	—	—	39,000
Net interest income after provision for loan losses	1,916	9,198	3	199,588	—	(355)	—	210,350
Other income/expense:
Loan servicing and systems revenue	455,255	—	—	—	—	—	—	455,255
Intersegment revenue	46,751	—	—	—	—	—	(46,751)	—
Education technology, services, and payment processing revenue	—	277,331	—	—	—	—	—	277,331
Communications revenue	—	—	64,269	—	—	—	—	64,269
Other	9,736	259	1,509	13,088	—	23,327	—	47,918
Gain on sale of loans	—	—	—	17,261	—	—	—	17,261
Gain from deconsolidation of ALLO	—	—	—	—	—	—	—	—
Impairment expense and provision for beneficial interests	—	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	45,406	—	—	—	45,406
Derivative market value adjustments, net	—	—	—	(76,195)	—	—	—	(76,195)
Total other income/expense	511,742	277,590	65,778	(440)	—	23,327	(46,751)	831,245
Cost of services:
Cost to provide education technology, services, and payment processing services	—	81,603	—	—	—	—	—	81,603
Cost to provide communications services	—	—	20,423	—	—	—	—	20,423
Total cost of services	—	81,603	20,423	—	—	—	—	102,026
Operating expenses:
Salaries and benefits	276,136	94,666	21,004	1,545	—	70,152	—	463,503
Depreciation and amortization	34,755	12,820	37,173	—	—	20,300	—	105,049
Other expenses	71,064	22,027	15,165	34,445	—	51,571	—	194,272
Intersegment expenses, net	54,325	13,405	2,962	47,362	—	(71,303)	(46,751)	—
Total operating expenses	436,280	142,918	76,304	83,352	—	70,720	(46,751)	762,824
Income (loss) before income taxes	77,378	62,267	(30,946)	115,796	—	(47,748)	—	176,745
Income tax (expense) benefit	(18,571)	(14,944)	7,427	(27,792)	—	18,428	—	(35,451)
Net income (loss)	58,807	47,323	(23,519)	88,004	—	(29,320)	—	141,294
Net loss (income) attributable to noncontrolling interests	—	—	—	—	—	509	—	509
Net income (loss) attributable to Nelnet, Inc.	$58,807	47,323	(23,519)	88,004	—	(28,811)	—	141,803

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below. Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Variable loan interest margin	$44,008	40,364	40,643	144,871	174,954
Settlements on associated derivatives (a)	(60)	1,197	1,839	10,378	5,214
Variable loan interest margin, net of settlements on derivatives	43,948	41,561	42,482	155,249	180,168
Fixed rate floor income	36,202	36,633	15,727	123,460	49,677
Settlements on associated derivatives (b)	(3,927)	(3,588)	4,261	(6,699)	40,192
Fixed rate floor income, net of settlements on derivatives	32,275	33,045	19,988	116,761	89,869
Investment interest	6,164	5,238	7,720	24,543	34,421
Corporate debt interest expense	181	(913)	162	(3,289)	(9,702)
Net interest income (net of settlements on derivatives)	$82,568	78,931	70,352	293,264	294,756

(a)    Includes the net settlements (paid) received related to the Company’s 1:3 basis swaps.
(b)    Includes the net settlements (paid) received related to the Company’s floor income interest rate swaps.

Loan Servicing and Systems Revenue
The following table provides disaggregated revenue by service offering for the Loan Servicing and Systems operating segment.

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Government servicing - Nelnet	$34,493	36,295	39,247	146,798	157,991
Government servicing - Great Lakes	42,862	45,350	46,371	179,872	185,656
Private education and consumer loan servicing	7,759	7,928	8,762	32,492	36,788
FFELP servicing	4,740	4,912	5,835	20,183	25,043
Software services	9,604	10,426	10,822	41,999	41,077
Outsourced services and other	14,532	8,883	2,049	30,217	8,700
Loan servicing and systems revenue	$113,990	113,794	113,086	451,561	455,255

Loan Servicing Volumes

	As of
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Servicing volume (dollars in millions):
Nelnet:
Government	$179,507	183,093	181,682	184,399	183,790	185,477	185,315	189,932	191,678
FFELP	36,748	35,917	35,003	33,981	33,185	32,326	31,392	31,122	30,763
Private and consumer	15,666	16,065	16,025	16,286	16,033	16,364	16,223	16,267	16,226
Great Lakes:
Government	232,694	237,050	236,500	240,268	239,980	243,205	243,609	249,723	251,570
Total	$464,615	472,125	469,210	474,934	472,988	477,372	476,539	487,044	490,237

Number of servicing borrowers:
Nelnet:
Government	5,771,923	5,708,582	5,592,989	5,635,653	5,574,001	5,498,872	5,496,662	5,604,685	5,645,946
FFELP	1,709,853	1,650,785	1,588,530	1,529,392	1,478,703	1,423,286	1,370,007	1,332,908	1,300,677
Private and consumer	696,933	699,768	693,410	701,299	682,836	670,702	653,281	649,258	636,136
Great Lakes:
Government	7,458,684	7,385,284	7,300,691	7,430,165	7,396,657	7,344,509	7,346,691	7,542,679	7,605,984
Total	15,637,393	15,444,419	15,175,620	15,296,509	15,132,197	14,937,369	14,866,641	15,129,530	15,188,743

Number of remote hosted borrowers:	6,393,151	6,332,261	6,211,132	6,457,296	6,433,324	6,354,158	6,264,559	6,251,598	6,555,841

Education Technology, Services, and Payment Processing
The following table provides disaggregated revenue by servicing offering for the Education Technology, Services, and Payment Processing operating segment.

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Tuition payment plan services	$23,663	22,477	26,093	100,674	106,682
Payment processing	25,975	35,420	25,420	114,304	110,848
Education technology and services	15,065	15,840	11,706	65,885	58,578
Other	394	384	359	1,333	1,223
Education technology, services, and payment processing revenue	$65,097	74,121	63,578	282,196	277,331

Communications Financial and Operating Data
Certain financial and operating data for ALLO is summarized in the tables below. On December 21, 2020, the Company deconsolidated ALLO from the Company's consolidated financial statements. See "Overview - Recapitalization and Additional Funding for ALLO" above in this supplement for additional information.

	Period from October 1 to December 21, 2020		Three months ended September 30, 2020		Three months ended December 31, 2019		Period from January 1 to December 21, 2020		Year ended December 31, 2019
Residential revenue	$15,083	78.3%	$15,173	75.1%	$12,993	74.3%	$58,029	75.7%	$48,344	75.2%
Business revenue	4,036	21.0	4,918	24.3	4,433	25.3	18,038	23.5	15,689	24.4
Other revenue	134	0.7	120	0.6	73	0.4	576	0.8	236	0.4
Communications revenue	$19,253	100.0%	$20,211	100.0%	$17,499	100.0%	$76,643	100.0%	$64,269	100.0%

Revenue contribution:
Internet	$12,436	64.6%	$12,794	63.3%	$10,598	60.5%	$48,362	63.1%	$38,239	59.5%
Television	4,178	21.7	4,446	22.0	4,176	23.9	17,091	22.3	16,196	25.2
Telephone	2,601	13.5	2,931	14.5	2,643	15.1	11,037	14.4	9,705	15.1
Other	38	0.2	40	0.2	82	0.5	153	0.2	129	0.2
Communications revenue	$19,253	100.0%	$20,211	100.0%	$17,499	100.0%	$76,643	100.0%	$64,269	100.0%

Net loss	$(10,877)		(3,450)		(6,581)		(25,223)		(23,519)
EBITDA (a)	(4,207)		6,613		2,488		9,398		6,224

Capital expenditures	16,467		14,250		7,803		47,957		44,988

	As of
	December 21, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Residential customer information:
Households served	59,274	56,787	53,067	49,684	47,744	45,228	42,760	40,338	37,351
Households passed (b)	149,622	147,087	144,869	143,505	140,986	137,269	132,984	127,253	122,396
Households served/passed	39.6%	38.6%	36.6%	34.6%	33.9%	32.9%	32.2%	31.7%	30.5%
Total households in current markets	171,121	171,121	171,121	171,121	160,884	159,974	159,974	152,840	152,840

(a)    Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below.

	Period from October 1 to December 21, 2020	Three months ended September 30, 2020	Three months ended December 31, 2019	Period from January 1 to December 21, 2020	Year ended December 31, 2019
Net loss	$(10,877)	(3,450)	(6,581)	(25,223)	(23,519)
Net interest income	(2)	—	—	(2)	(3)
Income tax benefit	(3,434)	(1,089)	(2,079)	(7,965)	(7,427)
Depreciation and amortization	10,106	11,152	11,148	42,588	37,173
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(4,207)	6,613	2,488	9,398	6,224
(b)    Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.

Other Income
The following table summarizes the components of "other income."

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Gain on remeasurement of HUDL investment	$—	—	—	51,018	—
Investment advisory services	2,688	4,463	747	10,875	2,941
Management fee revenue	2,524	2,353	3,094	9,421	9,736
Borrower late fee income	816	871	3,014	5,194	12,884
Income/gains from investments, net	1,451	1,687	2,577	2,205	8,356
Loss from solar investments	(24,785)	(11,839)	(2,220)	(37,423)	(2,220)
Other	4,956	3,967	3,761	16,271	16,221
Other income	$(12,350)	1,502	10,973	57,561	47,918

Derivative Settlements
The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
1:3 basis swaps	$(60)	1,197	1,839	10,378	5,214
Interest rate swaps - floor income hedges	(3,928)	(3,588)	4,261	(6,699)	40,192
Total derivative settlements - (expense) income	$(3,988)	(2,391)	6,100	3,679	45,406

Loans and Accrued Interest Receivable and Allowance for Loan Losses
Loans and accrued interest receivable consisted of the following:

	As of	As of	As of
	December 31, 2020	September 30, 2020	December 31, 2019
Federally insured student loans:
Stafford and other	$4,383,000	4,372,469	4,684,314
Consolidation	14,746,173	14,773,110	15,644,229
Total	19,129,173	19,145,579	20,328,543
Private education loans	338,132	273,807	244,258
Consumer loans	109,346	100,180	225,918
	19,576,651	19,519,566	20,798,719
Accrued interest receivable	794,611	760,787	733,497
Loan discount, net of unamortized loan premiums and deferred origination costs	(9,908)	(17,912)	(35,036)
Non-accretable discount	—	—	(32,398)
Allowance for loan losses:
Federally insured loans	(128,590)	(139,943)	(36,763)
Private education loans	(19,852)	(20,013)	(9,597)
Consumer loans	(27,256)	(25,943)	(15,554)
	$20,185,656	20,076,542	21,402,868

The Company's total allowance for loan losses of $175.7 million at December 31, 2020 represents reserves equal to 0.7% of the Company's federally insured loans (or 26.3% of the risk sharing component of the loans that is not covered by the federal guaranty), 5.9% of the Company's private education loans, and 24.9% of the Company's consumer loans.

Loan Activity
The following table sets forth the activity of AGM's loan portfolio:

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Beginning balance	$19,519,566	19,830,397	21,206,948	20,798,719	22,520,498
Loan acquisitions:
Federally insured student loans	380,402	137,714	441,645	1,327,690	1,530,294
Private education loans	71,140	—	67,739	152,048	71,543
Consumer loans	24,728	26,446	107,634	136,985	405,726
Total loan acquisitions	476,270	164,160	617,018	1,616,723	2,007,563
Repayments, claims, capitalized interest, and other	(283,881)	(277,949)	(635,693)	(1,999,095)	(2,511,641)
Consolidation loans lost to external parties	(152,847)	(136,263)	(210,253)	(672,211)	(990,720)
Consumer loans sold	—	(60,779)	(179,301)	(185,028)	(226,981)
Ending balance	$19,559,108	19,519,566	20,798,719	19,559,108	20,798,719

The Company has also purchased partial ownership in certain federally insured and consumer loan securitizations. As of the latest remittance reports filed by the various trusts prior to December 31, 2020, the Company’s ownership correlates to approximately $500 million and $280 million of federally insured and consumer loans, respectively, included in these securitizations.

Loan Spread Analysis
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Variable loan yield, gross	2.76%	2.77%	4.36%	3.17%	4.80%
Consolidation rebate fees	(0.84)	(0.84)	(0.83)	(0.84)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.01	0.01	0.02	0.01	0.02
Variable loan yield, net	1.93	1.94	3.55	2.34	3.99
Loan cost of funds - interest expense	(1.08)	(1.16)	(2.83)	(1.64)	(3.25)
Loan cost of funds - derivative settlements (a) (b)	(0.00)	0.02	0.04	0.05	0.03
Variable loan spread	0.85	0.80	0.76	0.75	0.77
Fixed rate floor income, gross	0.73	0.73	0.30	0.61	0.22
Fixed rate floor income - derivative settlements (a) (c)	(0.08)	(0.07)	0.08	(0.03)	0.19
Fixed rate floor income, net of settlements on derivatives	0.65	0.66	0.38	0.58	0.41
Core loan spread	1.50%	1.46%	1.14%	1.33%	1.18%

Average balance of AGM's loans	$19,753,650	19,866,040	21,040,484	20,163,876	21,698,094
Average balance of AGM's debt outstanding	19,402,942	19,632,675	20,850,214	19,964,813	21,259,309

(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for additional information on the Company's derivative instruments, including the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Core loan spread	1.50%	1.46%	1.14%	1.33%	1.18%
Derivative settlements (1:3 basis swaps)	0.00	(0.02)	(0.04)	(0.05)	(0.03)
Derivative settlements (fixed rate floor income)	0.08	0.07	(0.08)	0.03	(0.19)
Loan spread	1.58%	1.51%	1.02%	1.31%	0.96%

(b)    Derivative settlements consist of net settlements (paid) received related to the Company’s 1:3 basis swaps.
(c)    Derivative settlements consist of net settlements (paid) received related to the Company’s floor income interest rate swaps.

A trend analysis of AGM's core and variable loan spreads by calendar year quarter is summarized below.

Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.45%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
1.30%
1.21%
1.17%
1.14%
1.02%
1.35%
1.46%
1.50%
0.80%
0.78%
0.81%
0.76%
0.62%
0.74%
0.80%
0.85%
0.08%
0.05%
0.10%
0.12%
0.29%
0.41%
0.14%
0.12%
Core
Variable
Asset/Liability Base Rate Spread

(a)    The interest earned on a large portion of AGM's FFELP student loan assets is indexed to the one-month LIBOR rate. AGM funds a portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which AGM earns interest on its loans and funds such loans has a significant impact on loan spread. This table (the right axis) shows the difference between AGM's liability base rate and the one-month LIBOR rate by quarter.
The difference between variable loan spread and core loan spread is fixed rate floor income earned on a portion of AGM's federally insured student loan portfolio. A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Fixed rate floor income, gross	$36,202	36,633	15,727	123,460	49,677
Derivative settlements (a)	(3,927)	(3,588)	4,261	(6,699)	40,192
Fixed rate floor income, net	$32,275	33,045	19,988	116,761	89,869
Fixed rate floor income contribution to spread, net	0.65%	0.66%	0.38%	0.58%	0.41%

(a)    Derivative settlements consist of net settlements (paid) received related to the Company's derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income
The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of December 31, 2020.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
< 3.0%	2.88%	0.24%	$1,186,168
3.0 - 3.49%	3.19%	0.55%	1,503,152
3.5 - 3.99%	3.65%	1.01%	1,444,215
4.0 - 4.49%	4.20%	1.56%	1,081,191
4.5 - 4.99%	4.71%	2.07%	674,391
5.0 - 5.49%	5.22%	2.58%	447,689
5.5 - 5.99%	5.67%	3.03%	300,574
6.0 - 6.49%	6.19%	3.55%	346,665
6.5 - 6.99%	6.70%	4.06%	339,577
7.0 - 7.49%	7.17%	4.53%	125,250
7.5 - 7.99%	7.71%	5.07%	227,133
8.0 - 8.99%	8.18%	5.54%	537,150
> 9.0%	9.05%	6.41%	200,936
			$8,414,091

(a)    The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of December 31, 2020, the weighted average estimated variable conversion rate was 1.94% and the short-term interest rate was 15 basis points.
The following table summarizes the outstanding derivative instruments as of December 31, 2020 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2021	$600,000	2.15%
2022 (b)	500,000	0.94
2023	900,000	0.62
2024 (c)	2,000,000	0.32
2025	500,000	0.35
	$4,500,000	0.70%

(a)    For all interest rate derivatives, the Company receives discrete three-month LIBOR.
(b)    $250.0 million of these derivatives have forward effective start dates in June 2021.
(c)     $750.0 million of these derivatives have forward effective start dates in June 2021.